Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

SOVEREIGN BANK, N.A., as Agent

THE LENDERS PARTY HERETO

AND

TIMEPAYMENT CORP.

Dated:

December 21, 2012

(i)

Table of Contents

(continued)

(ii)

Table of Contents

(continued)

SCHEDULES

SCHEDULE 1 – Commitments of the Lenders

EXHIBITS

EXHIBIT A – Form of Revolving Note
EXHIBIT B – Form of Notice of Borrowing or Conversion
EXHIBIT C – Disclosure
EXHIBIT D – Form of Report of Chief Financial Officer
EXHIBIT E – Assignment and Joinder Agreement
EXHIBIT F – Form of Lease
EXHIBIT G – Form of Commitment Increase Supplement
EXHIBIT H – Form of Additional Lender Supplement

(iii)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is made as of December 21, 2012, by and among TIMEPAYMENT CORP., a Delaware corporation having its chief executive office at 16 New England Executive Park, Suite 200, Burlington, Massachusetts 01803 (the “Borrower”); SOVEREIGN BANK, N.A., formerly known as Sovereign Bank, having an office at 75 State Street, Boston, Massachusetts 02109 (“Sovereign”); the other financial institutions from time to time parties hereto as Lenders (as defined below); and SOVEREIGN BANK, N.A., formerly known as Sovereign Bank, as agent for the Lenders (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Agent, Sovereign and the other parties thereto are parties to a certain Amended and Restated Credit Agreement, dated as of July 9, 2008 (as heretofore amended, the “Existing Credit Agreement”) which amended and restated that certain Credit Agreement (the “Original Credit Agreement”), dated as of August 2, 2007 (the “Initial Closing Date”); and

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement as set forth herein, and the other financial institutions signatories hereto wish to become parties hereto as Lenders;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION I

DEFINITIONS

1.1 Definitions.

All capitalized terms used in this Agreement, in the Notes, in the other Loan Documents or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Additional Lender. See Section 2.1(f)(ii).

Additional Lender Supplement. See Section 2.1(f)(ii).

Adjusted Cost. The Original Cost less any dealer reserve, hold backs and discounts to the Borrower applicable to any Equipment.

Affected Loans. See Section 2.11(a).

Affiliate. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding five percent (5%) or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person five percent (5%) or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Affiliate Guarantees. Guarantees of all Obligations dated the Initial Closing Date made by each Guarantor in favor of the Agent.

Agent. See Preamble.

Agent Parties. See Section 11.1(b).

Agreement. This Second Amended and Restated Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented, amended or restated from time to time.

Assignee. See Section 9.1(a).

Base Rate. For any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) except during any period of time during which a notice delivered to Borrower under Section 2.11 shall be in effect, a reference rate equal to the LIBOR Rate for Base Rate Loans that would be calculated as of such day (or if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed LIBOR Rate Loan with a one (1) month Interest Period plus one percent (1%) and (c) the Federal Funds Effective Rate in effect on such day plus one half percent (0.50%). If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to be able to determine such rate accurately, the Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, LIBOR Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

Base Rate Loan. Any Loan bearing interest determined with reference to the Base Rate.

Borrower. See Preamble.

Borrower Security Agreement. The Security Agreement dated the Initial Closing Date made by the Borrower in favor of the Agent.

Borrower’s Accountants. McGladrey LLP or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Agent.

Borrowing Base. As of the date of any determination thereof, an amount equal to the lesser of (i) seventy five percent (75%) of the aggregate Net Present Value of Lease Receivables (determined on a Lease by Lease basis) that are Eligible Lease Receivables and (ii) one hundred percent (100%) of the Adjusted Cost of the Eligible Equipment; provided, however, that notwithstanding the foregoing, there shall be excluded from the Borrowing Base the Receivables due under any Limited Quality Lease to the extent that, as of the date of determination of the Borrowing Base, the Receivables due pursuant to such Limited Quality Lease, when added to the total of Receivables due pursuant to all other Limited Quality Leases, would exceed fifteen (15%) of Gross Lease Installments; and provided, further that the Agent may, from time to time in its reasonable discretion, upon seven (7) days’ prior notice to the Borrower, establish lower percentages for the advance rates set forth in clauses (i) and (ii) above.

Borrowing Base Report. A report with respect to the Borrowing Base signed by any Responsible Officer of the Borrower and in a form reasonably satisfactory to the Agent.

Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

Capital Expenditures. Without duplication, any expenditure by the Borrower or any of their Subsidiaries for fixed or capital assets, leasehold improvements, Capitalized Leases, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a Capitalized Lease, the capitalized amount (as determined under GAAP) of the obligations under such lease to pay rent and other amounts, and (iii) expenditures in any construction in progress account of the Borrower.

Capitalized Leases. All leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Change of Control. (a) Either Richard F. Latour or James R. Jackson, Jr. shall have ceased to hold the offices, and engage in the duties and have the responsibilities thereof, in the Borrower and the Parent that he holds as of the date hereof, or any material restriction shall have been imposed on either’s right to exercise the powers and authority of such offices and to manage the financial affairs of the Borrower in a manner consistent with past practices, and a successor reasonably satisfactory to the Majority Lenders shall not have been appointed within ninety (90) days thereafter; (b) more than one-third (1/3) of the members of the Board of Directors of the Parent or of the Borrower at the beginning of any year fail to remain in office throughout such year, unless such former members of the Board of Directors are replaced with Persons reasonably acceptable to the Majority Lenders within ninety (90) days; or (c) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934, as amended) of more than fifty-one percent (51%) of the fully diluted equity interests of the Borrower or either Guarantor outstanding on the date hereof.

Closing Date. The first date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

Collateral Account. See Section 3.9 of the Borrower Security Agreement.

Commitment. In relation to any particular Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrower upon the terms and subject to the conditions of this Agreement, initially as set forth on Schedule 1 attached hereto, as such Lender’s Commitment may be modified pursuant hereto and in effect from time to time. Schedule 1 shall be amended from time to time to reflect any changes in the Commitments of the Lenders.

Commitment Increase Supplement. See Section 2.1(f)(ii).

Commitment Percentage. In relation to any particular Lender, the percentage which such Lender’s Commitment represents of the aggregate Commitments of all the Lenders, initially as set forth on Schedule 1 attached hereto, as such Lender’s Commitment Percentage may be modified pursuant hereto and in effect from time to time. Schedule 1 shall be amended from time to time to reflect any changes in the Commitment Percentages of the Lenders.

Communications. Collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to Section 11.1(b), including through the Platform.

Consolidated EBIT. At any date of determination, an amount equal to Consolidated Net Income for the most recently completed fiscal period plus (a) the following to the extent excluded or deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) other non-recurring expenses reducing such Consolidated Net Income that do not represent a cash item in such period or any future period (in each case for such period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring items increasing such Consolidated Net Income (in each case for such period).

Consolidated Interest Expense. For any fiscal period, the sum of (a) all interest (including, with respect to Subordinated Debt, all interest paid in cash, interest accrued but not paid in cash and PIK Interest), premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Parent and its Subsidiaries.

Consolidated Net Income. For any fiscal period, the consolidated net income of the Parent and its Subsidiaries for such period, as determined in accordance with GAAP, except that in no event shall such consolidated net income include: (a) any extraordinary or nonrecurring gains; (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income; (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of Parent or its Subsidiaries, except that Parent’s or its Subsidiaries equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Parent or its Subsidiaries as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Parent as described in clause (b) of this proviso); (d) any gain or loss arising from any write-up of assets or “gain-on-sale” accounting (including without limitation with respect to sales to a Special Purpose Subsidiary), except to the extent inclusion thereof shall be approved in writing by the Agent; (e) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (f) any non-cash stock based compensation income or expense related to restricted stock or stock options; (g) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; (h) the proceeds of any life insurance policy; and (i) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

Consolidated Tangible Capital Base. At any date as of which the amount thereof shall be determined, the sum of (i) Consolidated Tangible Net Worth, plus (ii) Subordinated Debt.

Consolidated Tangible Net Worth. At any date as of which the amount thereof shall be determined, the consolidated total assets of the Parent and its Subsidiaries, with inventory and cost of goods determined on a “first in, first out” basis, minus (a) Consolidated Total Liabilities, and minus (b) the sum of any amounts attributable to (i) the book value, net of applicable reserves, of all intangible assets of the Parent and its Subsidiaries, including, without limitation, goodwill, trademarks, copyrights, patents and any similar rights, and unamortized debt discount and expense, (ii) all reserves not already deducted from assets or included in Consolidated Total Liabilities, (iii) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the Initial Financial Statements, (iv) gain-on-sale accounting, (v) the value of any minority interests in Subsidiaries, (vi) intercompany accounts with Subsidiaries and Affiliates (including receivables due from Subsidiaries and Affiliates), (vii) the value, if any, attributable to any capital stock or other equity interests of the Parent or any Subsidiary held in treasury, and (viii) the value, if any, attributable to any notes or subscriptions receivable due from equity holders in respect of capital stock or other equity interests.

Consolidated Total Liabilities. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of the Parent and its Subsidiaries, including in any event all Indebtedness.

Conversion Term Loan. See Section 2.7(e).

Conversion Term Loan Maturity Date. June 21, 2017.

Credit Scoring System. The Borrower’s credit scoring system used in making its credit decisions as in effect as of the date hereof with such changes as are permitted hereunder.

Dealer. A Person who (i) is domiciled in the United States of America, (ii) is not the subject of and is not taking any action described in subsections (g) and (h) of Section 8.1 (substituting such Person for “Borrower” in such subsections) and (iii) is engaged in the business of selling, servicing and installing Equipment or who is a broker engaged in the business of brokering the financing of Equipment.

Debtor Relief Law. The United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

Default. An Event of Default or any event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Defaulting Lender. Subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

Designated Person. See Section 4.21(b).

Discount Rate. The Prime Rate, which rate shall change contemporaneously with any change in the Prime Rate.

Drawdown Date. The Business Day on which any Loan is made or is to be made.

Eligible Equipment. Equipment:

(a)	Either (i) to which the Borrower has good and marketable title or (ii) in which the Borrower has a security interest and, if the Original Cost of such Equipment is $10,000 or greater, the Borrower has a perfected first priority security interest;

(b)	Which, except to the extent set forth in clause (a), is not subject to any Encumbrance other than that in favor of the Agent for the benefit of the Lenders and, if the Original Cost of such Equipment is $10,000 or greater, in which the Agent has a duly perfected first priority security interest under the UCC or other similar law;

(c)	Which is to be used primarily in the ordinary course of business by the Borrower’s lessees;

(d)	Which is subject to an Eligible Lease;

(e)	Which is insured by either the Borrower in accordance with current practice or the lessee thereof in accordance with industry standards; and

(f)	Which, if acquired as part of a Permitted Acquisition or a Permitted Portfolio Acquisition, shall have been approved by the Majority Lenders to the extent required under the proviso in Section 7.8(f) or the proviso in Section 7.8(g), as applicable.

provided that in no event shall Equipment include stand-alone software.

Eligible Interest Rate Contracts. Interest Rate Contracts purchased by Borrower from a Lender and approved by the Agent (such approval not to be unreasonably withheld or delayed).

Eligible Lease. A Lease:

(a)	Which is in full force and effect, has not continued beyond the original term of the Lease and is not on a month-to-month basis;

(b)	The lessor under which is the Borrower;

(c)	Which is assignable by the lessor thereunder;

(d)	Which is non-cancelable and provides that the lessee’s obligations thereunder are absolute and unconditional, and not subject to defense, deduction, set-off or claim and as to which no defenses, set-offs, claims or counterclaims exist or have been asserted;

(e)	Which is not subject to any Encumbrance other than that in favor of the Agent for the benefit of the Lenders, and in which the Agent has a duly perfected first priority security interest under the UCC;

(f)	The lessee under which (i) is domiciled in the United States of America, (ii) is not the subject of and has not taken any action described in subsections (g) and (h) of Section 8.1 (substituting such Person for “Borrower” in such subsections), (iii) is not an Affiliate of the Borrower, (iv) is not the obligor for more than $500,000 of Eligible Lease Receivables, and (v) has not otherwise been determined by the Agent to be unacceptable;

(g)	Which is in a form substantially in accordance with Exhibit F attached hereto or otherwise approved by the Agent;

(h)	Under which no payment is more than ninety (90) days past due;

(i)	More than eighty percent (80%) of the Receivables owing from the lessee of such Lease are Eligible Lease Receivables;

(j)	Under which no default has occurred other than to the extent permissible under clause (i) immediately above;

(k)	Which covers Eligible Equipment;

(l)	Which arose and was entered into in the ordinary course of business of the Borrower or its predecessor in interest, provided that if the Borrower was not the original lessor under such Lease but acquired such Lease by purchase or otherwise, such Lease has been approved by the Agent (such approval not to be unreasonably withheld or delayed);

(m)	Which was not originated by an Ineligible Dealer;

(n)	Which has not been modified, amended, restated or otherwise rewritten with respect to terms of payment, term or in any other material respect; and

(o)	Which, if acquired as part of a Permitted Acquisition or a Permitted Portfolio Acquisition, shall have been approved by the Majority Lenders to the extent required under the proviso in Section 7.8(f) or the proviso in Section 7.8(g), as applicable.

Eligible Lease Receivables. As at the date of determination thereof, Receivables arising under and due and unpaid pursuant to an Eligible Lease.

Encumbrances. Any interest granted by a Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation, including, without limitation, any mortgage, pledge, security interest, lien, retained security title of a conditional vendor or other charge or encumbrance of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Environmental Laws. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

Equipment. Equipment owned and leased or sold by the Borrower to third party users.

ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate. Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.

ERISA Event. (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the thirty (30) day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any

ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

Event of Default. Any event described in Section 8.1.

Executive Orders. See Section 4.21(a).

Existing Credit Agreement. See Preamble.

Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

GAAP. Generally accepted accounting principles, consistently applied.

Governmental Authority. The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Lease Installments. The total amount of Receivables due to the Borrower from all Leases of Equipment.

Guarantees. As applied to any Person (as used in this definition, the “guarantor”), all guarantees, endorsements and other contingent or surety obligations with respect to Indebtedness or other obligations of any other Person (as used in this definition, the “primary obligor”), whether or not reflected on the consolidated balance sheet of the guarantor, including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation.

Guarantors. Each of the Parent and Leasecomm.

Hazardous Material. Any substance (i) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any Governmental Authority, agency, department, commission, board, agency or instrumentality of the United States of America, any state of the United States of America, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls.

Increasing Lender. See Section 2.1(f)(ii).

Indebtedness. As applied to any Person, without duplication, (i) all obligations for borrowed money and other extensions of credit, whether secured or unsecured, absolute or contingent, and whether or not evidenced by bonds, notes, debentures or other similar instruments, including, without limitation, any recourse against the seller of Leases and related Equipment and Receivables in the type of transaction contemplated by Section 7.4(c), (ii) all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (iii) all obligations secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under Capitalized Leases that is required to be capitalized on the consolidated balance sheet of the such Person, (v) all Guarantees, (vi) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of or on behalf of any of such Person, (vii) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by such Person, (viii) obligations in respect of Interest Rate Contracts, and (ix) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of such Person, but excluding anything in the nature of capital stock, capital surplus and retained earnings.

Ineligible Dealer. A Dealer who has originated five (5) or more Leases, fifty percent (50%) or more of which are not Eligible Leases.

Initial Financial Statements. See Section 4.6(a).

Interest Period. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Conversion; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii) no Interest Period shall end after the Maturity Date; and

(iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

Interest Rate Contracts. Any and all (a) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Investment. As applied to the Borrower and its Subsidiaries, the purchase, acquisition or ownership of any share of capital stock, partnership or limited liability company interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary); any loan, advance or extension of credit (excluding Receivables arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary); any real estate held for sale or investment; any securities or commodities futures contracts held; any other investment in any other Person (including any other Borrower or any Subsidiary); and the making of any commitment or the acquisition of any option to make an Investment.

Lease. Any lease agreement, installment sales contract or other agreement (including any and all schedules, supplements and amendments thereon and modifications thereof) entered into by the Borrower as lessor or seller with respect to Equipment.

Leasecomm. Leasecomm Corporation, a Massachusetts corporation.

Lenders. Sovereign, the other financial institutions parties hereto and listed on Schedule 1 attached hereto and each other Person that may after the date hereof become an Assignee and, thereby, a party to this Agreement as a “Lender” hereunder, but from and after the effective date that any Person shall have assigned its entire Commitment pursuant to Section 9.1, “Lenders” shall no longer include such Person.

Leverage Ratio. The ratio of (i) Consolidated Total Liabilities, minus Subordinated Debt to (ii) Consolidated Tangible Net Worth, plus Subordinated Debt.

LIBOR Loan. Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

LIBOR Rate. With respect to any LIBOR Loan for any Interest Period, the rate per annum, expressed as a percentage, as determined by the Agent on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on the Reuters page LIBOR01 as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Reuters System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by the Agent. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations. If fewer than two (2) such quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such Interest Period.

LIBOR Reserve Percentage. For any Interest Period, the aggregate of the maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender or the Bank is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors). The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

Limited Quality Lease. A Lease with a credit grade of “Q” or “U” as determined under the Credit Scoring System.

Loan Documents. This Agreement, the Notes, the Affiliate Guarantees, any Subsidiary Guarantees, the Security Documents and all agreements entered into pursuant to Section 5.10, together with any agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

Loan Party. Each of the Borrower, each Guarantor, each Subsidiary that is required hereunder to execute a Subsidiary Guarantee and any other endorser, guarantor or surety for any Obligation.

Loans. The loans made or to be made by the Lenders to the Borrower pursuant to Section II of this Agreement.

Majority Lenders. As of any date, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal amount of Loans on such date; and if no such principal is outstanding, Lenders holding more than fifty percent (50%) of the Total Commitments. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

Material Adverse Effect. Any of (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower individually or the Parent together with its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Maturity Date. December 21, 2016.

Multiemployer Plan. Any plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

Net Present Value of Lease Receivables. An amount (determined on a Lease by Lease basis) equal to Gross Lease Installments, discounted to present value by a percentage equal to the Discount Rate (which calculation shall not take into account rental payments due or payable under any Eligible Lease beyond sixty (60) months after the commencement date of such Eligible Lease).

New Lender. See Section 2.1(f)(i).

Non-Defaulting Lender. At any time, each Lender that is not a Defaulting Lender at such time.

Note Record. Any internal record, including a computer record, maintained by any Lender with respect to any Loan.

Notes. See Section 2.2.

Notice of Borrowing or Conversion. The notice, substantially in the form of Exhibit B hereto, to be given by the Borrower to the Agent to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.3.

Obligations. The aggregate outstanding principal balance of and interest (and premium, if any) on the Loans (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower to the Agent and the Lenders of every kind and description pursuant to or in connection with the Loan Documents and Eligible Interest Rate Contracts, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal, interest, premium, fees, indemnities, costs, expenses or otherwise (including without limitation, with respect to ACH payments and all fees and disbursements of counsel that are required to be paid by the Borrower pursuant to any of the Loan Documents), and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

OFAC. See Section 4.21(b).

Original Cost. The Borrower’s purchase price for any Equipment as invoiced by the supplier thereof.

Original Credit Agreement. See Preamble.

Overadvance. See Section 2.1(e).

Parent. MicroFinancial Incorporated, a Massachusetts corporation and sole stockholder of the Borrower and Leasecomm.

Participant. See Section 9.2.

Patriot Act. The federal Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pension Plan. Any Plan which is an “employee pension benefit plan” (as defined in ERISA).

Permitted Acquisition. See Section 7.8(f).

Permitted Encumbrances. See Section 7.3.

Permitted Portfolio Acquisition. See Section 7.8(g).

Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

PIK Interest. Interest added to the unpaid principal amount of Subordinated Debt rather than paid in cash.

Plan. Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in Section 3 of ERISA) maintained by the Borrower or any Subsidiary.

Platform. See Section 11.1(b).

Pledge Agreement. The Pledge Agreement dated the Initial Closing Date with respect to all of the issued and outstanding capital stock of the Borrower and Leasecomm made by the Parent in favor of the Agent.

Prime Rate. The rate per annum, expressed as a percentage, from time to time established by the Agent and made available by the Agent at its main office or, in the discretion of the Agent, the base, reference or other rate then designated by the Agent for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. Any change in such rate shall be effective from and including the effective date of such change.

Prohibited Transaction. Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Qualified Investments. As applied to the Borrower and its Subsidiaries, Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one (1) year from the date of acquisition, (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States of America or any state thereof that have capital and surplus of at least $100,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one hundred eighty (180) days from the date of acquisition, (iii) commercial paper that, as of the date of acquisition, has the highest credit rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or their successors, and in each case maturing not more than two hundred seventy (270) days from the date of acquisition, and (iv) any repurchase agreement secured by any one or more of the foregoing.

Receivables. All rights of the Borrower to payment of a monetary obligation (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card; and all sums of money and other proceeds due or becoming due thereon, all notes, bills, drafts, acceptances, instruments, documents and other debts, obligations and liabilities, in whatever form, owing to the Borrower with respect thereto, all guarantees and security therefor, and the Borrower’s rights pertaining to and interest in such property, including the right of stoppage in transit, replevin or reclamation; all chattel paper; all amounts due from Affiliates of the Borrower; all insurance proceeds; all other rights and claims to the payment of money, under contracts or otherwise; and all other property constituting “accounts” as such term is defined in the UCC.

Responsible Officer. The chief financial officer of the Parent or the Borrower, as the case may be, and, in the case of the Borrower, any other officer of the Borrower designated by the chief financial officer of the Borrower to sign Borrowing Base Reports and Notices of Borrowing or Conversion.

Restricted Payment. Any dividend, distribution, loan, advance, guaranty, extension of credit or other payment (whether in cash, securities or other property) to or for the benefit of any Person who holds an equity interest in the Parent or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any other payment, whether in cash, securities or other property, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock of the Parent or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

Revolving Credit Loan. See Section 2.1(a).

Security Documents. Security agreements, including the Borrower Security Agreement, one (1) or more blocked account agreements, collateral assignments of trademarks, a memorandum of copyright interest and the Pledge Agreement, each in favor of the Agent to secure Obligations, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Agent’s lien on the Collateral.

Settlement Date. See Section 2.4(b).

Sovereign. See Preamble.

Special Purpose Subsidiary. A Subsidiary of the Parent or any of its Subsidiaries, including the Borrower, that is a special purpose corporation organized in connection with a securitization and/or sale and financing of Leases and related Equipment and Receivables of the Borrower or either Guarantor, none of the assets of which constitutes any part of the Collateral after giving effect to the release of the Lenders’ Encumbrances on Collateral contemplated by Section 9 of the Borrower Security Agreement.

Subordinated Debt. Indebtedness of the Parent or any of its Subsidiaries, including the Borrower, which is expressly subordinated and made junior to the payment and performance in full of the Obligations on terms and conditions satisfactory to the Lenders.

Subsidiary. With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which fifty percent (50%) or more of the ordinary voting power for the election of a majority of the members of the Board of Directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has a fifty percent (50%) or greater ownership interest.

Subsidiary Guarantees. Guarantees of all Obligations, in form and substance satisfactory to the Agent, made by each Subsidiary of the Borrower, other than a Special Purpose Subsidiary, in favor of the Lenders.

Terrorism Executive Order. See Section 4.21(a).

Total Commitment. The sum of the Commitments of the Lenders as in effect from time to time, which as of the Closing Date shall be $150,000,000 and which may be any lesser amount, including zero (0), resulting from a termination or reduction of such amount in accordance with Sections 2.1 and 8.2, and which amount may be increased in accordance with Section 2.1(f).

Total Outstandings. At any time, the aggregate outstanding principal balance of the Loans at the time.

Type. A LIBOR Loan or a Base Rate Loan.

UCC. The Uniform Commercial Code as enacted in The Commonwealth of Massachusetts.

Unused Fee. See Section 2.6.

1.2 Rules of Interpretation.

(a) All terms of an accounting or financial character used herein but not defined herein shall have the meanings assigned thereto by GAAP, as in effect from time to time, and all calculations for the purposes of Section VI hereof shall be made in accordance with GAAP; provided that if any time after the date hereof there shall occur any change in respect of GAAP from that used in the preparation of the audited financial statements referred to in Section 4.6(a) in a manner that would have a material effect on any matter which is material to Section VI, the Borrower and the Lenders will, within ten (10) Business Days after notice from the Agent or the Borrower, as the case may be to that effect, commence and continue in good faith negotiations with a view towards making appropriate amendments to the provisions hereof acceptable to the Lenders to reflect as narrowly as possible the effect of such change on Section VI as in effect on the date hereof; provided, further, that until such notice shall have been withdrawn or the relevant provisions amended in accordance herewith, Section VI shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

(b) All terms employing the capitalized word “Consolidated” refer to the Parent and the Subsidiaries of the Parent consolidated with it, including the Borrower.

(c) Except as otherwise specifically provided herein, reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

(d) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) A reference to any Person includes its permitted successors and permitted assigns.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(h) All terms not specifically defined herein or by GAAP that are defined in the UCC, shall have the meanings assigned to them in the UCC.

SECTION II

DESCRIPTION OF CREDIT

2.1 Revolving Credit Loans.

(a) Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, each of the Lenders agrees, severally and not jointly, to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower at the Borrower’s request from time to time from and after the Closing Date and prior to the Maturity Date, provided that the Total Outstandings (after giving effect to all requested Loans) shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, and provided, further that the sum of the aggregate principal amount of outstanding Revolving Credit Loans made by each Lender shall not at any time (after giving effect to all requested Loans) exceed such Lender’s Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Maturity Date upon request given to the Agent pursuant to Section 2.3. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

(b) Each LIBOR Loan shall be in a minimum principal amount of $500,000 or in integral multiples of $100,000 in excess of such minimum amount. No more than five (5) LIBOR Loans may be outstanding at any time.

(c) Upon the terms and subject to the conditions and limitations of this Agreement, the Borrower may convert all or a part of any outstanding Loan into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.

(d) (i) All Commitments shall automatically terminate at 5:00 p.m. Boston time on the Maturity Date.

(ii) Subject to the provisions of Section 2.7, the Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000, and in integral multiples of $1,000,000 if in excess thereof, the Total Commitment or to terminate entirely the Lenders’ Commitments to make Loans hereunder, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by the aggregate amount specified in such notice or shall, as the case may be, be terminated entirely.

(iii) No such reduction or termination of any Commitment may be reinstated.

(e) Notwithstanding the provisions of Section 2.1(a), the Agent may, in its sole discretion, advance Revolving Credit Loans on behalf of the Lenders to the Borrower at a time when Total Outstandings exceed, or after giving effect to all requested Loans would exceed, the Borrowing Base (any such Revolving Credit Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), provided that (i) the Total Outstandings (after giving effect to all requested Loans (including Overadvances)) shall not at any time exceed the Total Commitment, (ii) the outstanding Overadvances shall not at any time exceed ten percent (10%) of the Borrowing Base, (iii) all Overadvances shall be Base Rate Loans, (iv) no Overadvance may be made after the occurrence and during the continuation of a Default or an Event of Default without the consent of all Lenders and (v) each Overadvance shall be payable on the next Business Day after the Drawdown Date thereof.

(f) The Total Commitment may be increased as provided in this Section 2.1(f) if such proposed increase is approved in advance by the Agent in its sole discretion and if the other conditions set forth below are satisfied:

(i) The Borrower may (A) request any of one (1) or more of the Lenders to increase the amount of its Commitment (which request shall be in writing and sent to the Agent to forward to such Lender) and/or (B) request the Agent to use its commercially reasonable efforts to arrange for any of one (1) or more banks or financial institutions not a party hereto (a “New Lender”) to become a party to and a Lender under this Agreement, provided that (i) in no event shall the amount of the Total Commitment as increased pursuant to this Section 2.1(f) exceed $175,000,000 and (ii) any such increase shall be not less than $10,000,000 and integral multiples of $5,000,000 in excess of such amount (or such lesser amounts as the Agent may agree to in writing), and provided, further, that the identification and arrangement of any New Lender to become a party hereto and a Lender under this Agreement shall be made by the Agent after consultation with the Borrower. In no event may any Lender’s Commitment be increased without the prior written consent of such Lender, and the failure of any Lender to respond to the Borrower’s request for an increase within fifteen Business Days after written notice thereof shall be deemed a rejection by such Lender of the Borrower’s request. The Total Commitment may not be increased if, at the time of any proposed increase hereunder, a Default has occurred and is continuing or if a Default would occur as a result of any such increase. Any request by the Borrower to increase the Total Commitment shall be deemed to be a representation and warranty on and as of the date of such request and giving effect to such increase that no Default has occurred and is continuing and that no Default would occur as a result of any such increase. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation whatsoever to increase the amount of its Commitment, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

(ii) If any Lender is willing, in its sole and absolute discretion, to increase the amount of its Commitment hereunder (such a Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Borrower and the Agent, substantially in the form of Exhibit G (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Commitment of such Increasing Lender. Upon the effectiveness of such Increasing Lender’s increase in its Commitment, Schedule 1 shall, without further action, be deemed to have been amended appropriately to reflect the increased Commitment of such Increasing Lender. Any New Lender that is willing to become a party hereto and a Lender hereunder shall enter into a written agreement with the Borrower and the Agent, substantially in the form of Exhibit H (an “Additional Lender Supplement”), which agreement shall specify, among other things, its Commitment hereunder. When such New Lender becomes a Lender hereunder as set forth in the Additional Lender Supplement, Schedule 1 shall, without further action, be deemed to have been amended as appropriate to reflect the Commitment of such New Lender. Upon the execution by the Agent, the Borrower and such New Lender of such Additional Lender Supplement, such New Lender shall become and be deemed to be a party hereto and a “Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement, and its Commitment shall be the amount specified in its Additional Lender Supplement. Each New Lender that executes and delivers an Additional Lender Supplement and becomes a party hereto and a “Lender” hereunder pursuant to such Additional Lender Supplement is hereinafter referred to as a “Lender” or an “Additional Lender.”

(iii) In no event shall an increase in a Lender’s Commitment or the Commitment of a New Lender which results in the Total Commitment exceeding the amount which is authorized at such time in resolutions of the Borrower previously delivered to the Agent become effective until the Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of the Borrower authorizing the borrowings contemplated pursuant to such increase, certified by the secretary or an assistant secretary of the Borrower. Upon the effectiveness of the increase in a Lender’s Commitment or the Commitment of a New

Lender and execution by an Increasing Lender of a Commitment Increase Supplement or by an Additional Lender of an Additional Lender Supplement, the Borrower shall make such borrowing from such Increasing Lender or Additional Lender, and/or shall make such prepayment of outstanding Revolving Credit Loans, as applicable, as shall be required to cause the aggregate outstanding principal amount of such Loans owing to each Lender (including each such Increasing Lender and Additional Lender) to be proportional to such Lender’s share of the relevant Total Commitment after giving effect to any increase thereof.

(iv) Notwithstanding anything herein to the contrary, in no event may the Total Commitment be increased hereunder unless (A) after giving effect to such increase (and assuming the Total Commitment, as so increased, is fully utilized by the Borrower), no Default will have occurred and be continuing and the Borrower will be in compliance on a pro forma basis with all covenants under Section VI and (B) the Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the condition in clause (A) has been satisfied (with calculations demonstrating compliance with such covenants on a pro forma basis, in reasonable detail).

(v) No New Lender may become an Additional Lender unless an Additional Lender Supplement (or counterparts thereof) has been signed by such bank or financial institution and which Additional Lender Supplement has been agreed to and acknowledged by the Borrower and acknowledged by the Agent. No consent of any Lender or acknowledgment of any of the other Lenders hereunder shall be required therefor. In no event shall the Commitment of any Lender be increased by reason of any bank or financial institution becoming an Additional Lender, but the Total Commitment shall be increased by the amount of each Additional Lender’s Commitment. Upon any Lender entering into a Commitment Increase Supplement or any Additional Lender becoming a party hereto, the Agent shall notify each other Lender thereof and shall deliver to each Lender a copy of the Additional Lender Supplement executed by such Additional Lender, agreed to and acknowledged by the Borrower and acknowledged by the Agent, and the Commitment Increase Supplement executed by such Increasing Lender, agreed to and acknowledged by the Borrower and acknowledged by the Agent.

2.2 The Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes for each Lender, each such note to be in substantially the form of Exhibit A hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to herein as a “Note” and collectively as the “Notes”). One (1) Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each of the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Notes, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Revolving Credit Loan or the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Note Records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lenders, but the failure to record, or any error in so recording, any such amount on any Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.3 Notice and Manner of Borrowing or Conversion of Loans.

(a) The Borrower may obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type by giving the Agent a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion, which telephonic notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time (i) on the day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (ii) three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”). If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrower shall be deemed to have requested a Base Rate Loan. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

(b) The presentment for payment of a check, draft or other item on, or a request made by the Borrower for a wire transfer for funds from, any deposit account maintained by the Borrower with the Agent shall be deemed to be a request pursuant to a Notice of Borrowing or Conversion by the Borrower for a Base Rate Loan hereunder to the extent that such account has insufficient funds to pay all such checks, drafts or items presented, or wire transfers requested, on any day in full.

(c) Subject to the provisions of the definition of the term “Interest Period” herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If the Agent receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective. If the Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to convert such outstanding Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

(d) Notwithstanding anything to the contrary contained in this Section II, if a Default shall have occurred and be continuing, the Lenders shall have no obligation to make or continue any LIBOR Loans to the Borrower.

2.4 Funding of Loans.

(a) Revolving Credit Loans (including Overadvances) shall be made by the Lenders pro rata in accordance with their respective Commitment Percentages, provided, however that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Each of the Lenders authorizes the Agent to advance all Revolving Credit Loans (including Overadvances to the extent authorized under Section 2.1(e)) which are requested by the Borrower during any calendar week, subject to the terms and conditions of this Agreement. In addition, the Agent may, but shall not be obligated to, apply amounts from the Collateral Account to fund the payment of checks, drafts and other items, or requests for wire transfers, deemed to be a request for a Base Rate Loan pursuant to Section 2.3(b) hereof instead of, or in addition to, advancing a Revolving Credit Loan hereunder. On such day or days as the Agent shall designate (each such day being referred to herein as a “Settlement Date”), but at least once per week, whether or not the Commitments have been terminated, a Default has occurred, the Obligations have been accelerated or the Agent is proceeding to liquidate the Collateral, the Agent shall, as promptly as practicable during normal business hours, effect a wire transfer of immediately available funds to each Lender of the amount, if any, payable to such Lender, or each Lender shall transfer to the Agent sufficient immediately available federal funds to reimburse the Agent for each such Lender’s pro rata share of all Revolving Credit Loans made by the Agent since the previous Settlement Date, in each case after taking into account payments and collections received by the Agent and applied to the Revolving Credit Loans, so that after giving effect to such transfers by the Agent to the Lenders or by the Lenders to the Agent, as the case may be, the Agent’s Note Record shall correctly reflect each Lender’s pro rata share of outstanding Revolving Credit Loans. All Revolving Credit Loans made by the Agent on behalf of the Lenders shall be, for purposes of interest income and charges, considered to be Revolving Credit Loans from such Lenders to the Borrower and reflected in the Note Records of the Agent and the Lenders (as among the Agent and the Lenders) at such time as the Agent receives from such Lenders funds as provided in this Section 2.4, and prior to such time such Revolving Credit Loans shall be considered, for purposes of interest income and other charges, to be Revolving Credit Loans from the Agent and so reflected in the Note Record of the Agent.

(c) The Agent may notify the Lenders of any proposed Revolving Credit Loan (including any proposed Overadvance) and of the Drawdown Date thereof and the amount of each Lender’s pro rata share of such Revolving Credit Loan. If such notice is given by the close of the Agent’s business on the Business Day on which the Agent receives an effective Notice of Borrowing or Conversion, as provided in Section 2.3, or in the case of Overadvances to the extent authorized under Section 2.1(e), if such notice is given by the close of Agent’s business on the Business Day immediately preceding the proposed Drawdown Date, each Lender shall, not later than 1:00 p.m. Boston time on the proposed Drawdown Date, make available to the Agent at its head office or at such other location as the Agent may from time to time designate, in immediately available funds, the amount of such Lender’s pro rata share of the amount of such proposed Revolving Credit Loan. Upon receipt by the Agent of such amount, and upon the satisfaction of the conditions set forth in Section III (to the extent applicable), the Agent will make available to the Borrower the aggregate amount of such proposed Revolving Credit Loan.

(d) The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that each Lender has made available to the Agent on such Drawdown Date and the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Lender’s Commitment Percentage of any such Loans times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

2.5 Interest Rates and Payments of Interest.

(a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus three quarters of one percent (0.75%) per annum, and the Conversion Term Loan, if it is a Base Rate Loan, shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus one and one quarter percent (1.25%) per annum, which rates shall change contemporaneously with any change in the Base Rate. Such interest shall be payable monthly in arrears on the first Business Day of each month.

(b) Each Revolving Credit Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus two and one half percent (2.50%) per annum, and the Conversion Term Loan, if it is a LIBOR Loan, shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus three percent (3.00%) per annum. Such interest shall be payable monthly in arrears on the first Business Day of each month.

(c) If a Default shall occur, then at the option of the Agent or the direction of the Majority Lenders the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to a margin of three percent (3.00%) per annum above the interest rate applicable to each such Loan in effect on the day such Default occurs, until such Default is cured or waived.

(d) For the purpose of computing interest on the Loans, any items requiring clearance of payment shall not be considered to have been credited against any Loans hereunder until two (2) Business Days after receipt by the Agent of such items.

(e) So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which such Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Agent for the account of each such Lender additional interest on the unpaid principal amount of each LIBOR Loan made by such Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and shall be payable on each date on which interest is payable on such LIBOR Loan.

(f) All agreements between the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lenders in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

2.6 Fees.

(a) The Borrower shall pay to the Agent for the benefit of the Lenders an unused line fee (the “Unused Fee”), computed on a daily basis and payable quarterly in arrears on the first Business Day of each quarter, equal to the applicable rate per annum shown below of the excess of (i) the Total Commitment at the time over (ii) the average daily amount of Total Outstandings from time to time:

Average Daily Outstanding	Unused Fee
≥ $100,000,000	0.275%
≥ $50,000,000; < $100,000,000	0.325%
< $50,000,000	0.625%

(b) The Borrower shall pay to the Agent, solely for the account of the Agent, such other fees as the Borrower and the Agent shall agree in writing.

(c) The Borrower authorizes Agent and the Lenders to charge to their Note Records or to any deposit account which the Borrower may maintain with any of them the interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents, any other document executed or delivered in connection herewith or therewith or associated with any accounts maintained with the Lenders, including with respect to account overdrafts.

2.7 Payments and Prepayments of the Loans.

(a) On the Maturity Date or the earlier termination of all Commitments pursuant to Section 2.1(d)(ii), the Borrower shall pay in full the unpaid principal of all outstanding Revolving Credit Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto. Overadvances shall be due and payable as provided in Section 2.1(e).

(b) Revolving Credit Loans that are LIBOR Loans may be prepaid at any time, subject to the provisions of Section 2.9, upon three (3) Business Days’ notice. Revolving Credit Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty. Any such notice of prepayment shall be irrevocable. Prepayments of Revolving Credit Loans may be reborrowed to the extent provided in Section 2.1.

(c) The Agent may, in its discretion, apply any amount held by the Agent in the Collateral Account to reduce outstanding Loans. To the extent that the Agent so applies any such amount, then for purposes of calculating Total Outstandings under Section 2.1(a) hereof, credit for such amount shall be deemed to have been entered one (1) Business Day after being received by the Agent. Such credit shall be conditional upon final payment in cash or solvent credits of the items giving rise thereto.

(d) Except as provided in Section 2.1(e), if at any time the Total Outstandings exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, the Borrower shall immediately pay the amount of any such excess to the Agent for application to the Revolving Credit Loans.

(e) If, prior to thirty (30) days before the Maturity Date, the Lenders shall not have offered to extend such date and if no Default shall have occurred and be continuing, then at the option of the Borrower the unpaid principal balance of the Revolving Credit Loans shall be converted into a term loan (the “Conversion Term Loan”) which shall be payable in five (5) consecutive monthly installments each equal to one-thirty sixth (1/36th) of the original principal amount of the Conversion Term Loan, payable on the first Business Day of each calendar month, commencing with the first day of the month following the Maturity Date, with the unpaid principal balance of the Conversion Term Loan, together with all unpaid interest thereon and all fees and other amounts due with respect thereto, due and payable in full on the Conversion Term Loan Maturity Date. If, prior to thirty (30) days before the Maturity Date, the Lenders shall have offered to extend the Maturity Date but the Borrower shall not have agreed to such extension or if any Default shall have occurred and be continuing on such date, then notwithstanding the existence of any LIBOR Loan and notwithstanding any other provision of the Loan Documents, the Borrower shall pay in full on the Maturity Date the unpaid principal balance of the Revolving Credit Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto.

2.8 Method and Allocation of Payments.

(a) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States of America in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section 2.8(a). All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to each Lender such additional amount in U.S. dollars as shall be necessary to enable such Lender to receive the same net amount which such Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to each Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Lenders may, and the Borrower hereby authorizes the Lenders to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Lenders or to their Note Records.

(b) All payments of principal of and interest in respect of Loans and of Unused Fees shall be made to the Agent, for the pro rata benefit of the Lenders, in accordance with their Commitment Percentages, and payments of any other amounts due hereunder shall be made to the Agent to be allocated among the Agent and the Lenders as their respective interests appear. All such payments shall be made at the Agent’s head office or at such other location as the Agent may from time to time designate, in each case in immediately available funds.

(c) If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of the Borrower (including as proceeds of Collateral) by any Lender in respect of Obligations (except funds received by any Lender as a result of a deemed purchase of a participant interest pursuant to Section 2.8(d) below) shall be remitted to the Agent, and all such funds, together with all other funds received by the Agent from or on behalf of the Borrower (including proceeds of Collateral) in respect of Obligations, shall be applied by the Agent in the following manner and order: (i) first, to reimburse the Agent and the Lenders, in that order, for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of interest due on the Loans; (iii) third, to the payment of Unused Fees and any other fees payable hereunder or any other Loan Documents and; (iv) fourth, to the payment of the outstanding principal balance of the Loans, pro rata to the outstanding principal balance of each; (v) fifth, to the payment of any other Obligations payable by the Borrower, pro rata to the outstanding principal balance of each; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

(d) Each of the Lenders and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared pro rata among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest or fees, is in excess of such Lender’s Commitment Percentage of such principal, interest or fees, such Lender shall share such excess, less the costs and expenses (including, reasonable attorneys’ fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, pro rata with all other Lenders in proportion to their respective Commitment Percentages, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participant interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

2.9 LIBOR Indemnity. If the Borrower for any reason (including, without limitation, pursuant to Sections 2.7, 2.11, 2.12 and 8.2 hereof) makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Agent for the benefit of the Lenders any amount required to compensate the Lenders for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lenders to fund or maintain such LIBOR Loan. Without limiting the foregoing, the Borrower shall pay to the Agent a “yield maintenance fee” in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration of the Interest Period of the Loan as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.5(b)) to each LIBOR Loan in effect at the time of prepayment. If the result is zero (0) or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the Loan as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period of the Loan as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Lenders upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section 2.9. The Borrower shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent’s (or the affected Lenders’) calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section 2.9 shall be due and payable in the same manner as though the Borrower had made a prepayment of the LIBOR Loans.

2.10 Computation of Interest and Fees; Due Date.

(a) Interest and all fees payable hereunder shall be computed daily on the basis of a year of three hundred sixty (360) days and paid for the actual number of days for which due.

(b) If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term “Interest Period”), and such extension shall be included in computing interest and fees in connection with such payment.

2.11 Changed Circumstances; Illegality.

(a) Notwithstanding any other provision of this Agreement, in the event that:

(i) on any date on which the LIBOR Rate would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(ii) at any time the Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive and, if made by any Lender, shall have been communicated to the Agent in writing) that:

(A) the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Agent or such Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(B) the LIBOR Rate shall no longer represent the effective cost to the Agent or such Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Agent shall forthwith so notify the Borrower thereof. Until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Borrower of the Type of Loan affected by the contingencies described in this Section 2.11(a) (herein called “Affected Loans”) shall be suspended. If, at the time the Agent so notifies the Borrower, the Borrower has previously given the Agent a Notice of Borrowing or Conversion with respect to one (1) or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

(b) In the event of a determination of illegality pursuant to subsection (a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.3 hereof.

2.12 Increased Costs. In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law):

(i) subjects any Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Lender imposed by the United States of America or any political subdivision thereof), or

(ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Lender (other than such requirements as are already included in the determination of the LIBOR Rate), or

(iii) imposes upon any Lender any other condition with respect to its obligations or performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by such Lender or impose any expense upon such Lender with respect to any Loans or its obligations under this Agreement, such Lender shall notify the Borrower and the Agent thereof. The Borrower agrees to pay to such Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

Notwithstanding anything to the contrary contained above, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an applicable change in law, regardless of the date enacted, adopted or issued.

2.13 Capital Requirements. If after the date hereof any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitment to make Loans hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender shall notify the Borrower and the Agent thereof. The Borrower agrees to pay to such Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within ninety (90) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such ninety (90) day period the Borrower shall have prepaid in full all Obligations to such Lender, in which event no amount shall be payable to such Lender under this Section 2.13. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.14 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders;

(ii) any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), or received by the Agent from a Defaulting Lender pursuant to Section 11.5, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(iii) no Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, if Loans are outstanding, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender, except to the extent otherwise expressly agreed by the affected parties.

SECTION III

CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Loans. The obligation of the Lenders to make the initial Loans is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a) The Agent shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Agent and duly executed and delivered by the parties thereto:

(i) This Agreement;

(ii) The Notes, substantially in the form of Exhibit A hereto;

(iii) Reaffirmations of the Affiliate Guarantees and any Subsidiary Guarantees entered into in connection with the Original Credit Agreement or the Existing Credit Agreement;

(iv) Reaffirmations of the Security Documents entered into in connection with the Original Credit Agreement or the Existing Credit Agreement and any deliveries required in connection therewith, including, without limitation, new perfection certificates;

(v) Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the other Loan Documents;

(vi) Borrowing Base Report as of November 30, 2012;

(vii) Notice of Borrowing or Conversion as of the Closing Date;

(viii) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor with respect to resolutions of the Board of Directors authorizing the execution and delivery of the Loan Documents to which such Person is a party and identifying the officer(s) authorized to execute, deliver and take all other actions required the Loan Documents to which such Person is a party, and providing specimen signatures of such officers;

(ix) The Certificate of Incorporation of the Borrower and each Guarantor and all amendments and supplements thereto, as filed in the office of the Secretary of State of such Person’s jurisdiction of incorporation, certified by said Secretary of State as being a true and correct copy thereof;

(x) The Bylaws of the Borrower and each Guarantor and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of such Person as being a true and correct copy thereof;

(xi) A certificate of the Secretary of State of the Borrower’s and each Guarantor’s jurisdiction of incorporation as to legal existence and good standing of such Person in such state;

(xii) An opinion addressed to the Lenders from Edwards Wildman Palmer LLP, counsel to the Borrower;

(xiii) A certificate of a Responsible Officer of the Borrower as to the solvency of the Borrower, the accuracy of the Borrower’s representations and warranties, the satisfaction of the conditions contained in this Section III and such other matters as the Lender may request;

(xiv) Reaffirmation of the deposit account control agreement entered into in connection with the Original Credit Agreement; and

(xv) Such other documents, agreements, instruments, opinions and certificates and completion of such other matters, as the Agent may reasonably deem necessary or appropriate.

(b) No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Agent, might adversely affect the transactions contemplated hereby or might have a Material Adverse Effect.

(c) All necessary filings and recordings against the Collateral shall have been completed and the Agent’s liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

(d) The Borrower shall have paid to the Agent all fees to be paid hereunder (including pursuant to Section 2.6(b) hereof) on or prior to the Closing Date.

(e) The Borrower, its Subsidiaries and the Guarantors shall have furnished the Agent such documents and other information reasonably requested by the Lenders to comply with “know your customer” and anti-money-laundering regulations, including the Patriot Act.

3.2 Conditions Precedent to all Loans. The obligation of the Lenders to make any Loan, including the initial Loans, to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans is further subject to the following conditions:

(a) timely receipt by the Agent of the most recent Borrowing Base Report required by Section 5.1(d) and the Notice of Borrowing or Conversion with respect to any Loan;

(b) the outstanding Loans do not and, after giving effect to any requested Loan will not, exceed the limitations set forth in Section 2.1;

(c) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(d) no Default or Event of Default shall have occurred and be continuing at the time of, and immediately after the making of (or as a result of) such requested Loan;

(e) the resolutions referred to in Section 3.1 shall remain in full force and effect; and

(f) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Lender, would make it illegal or against the policy of any governmental agency or authority for such Lender to make Loans hereunder.

The making, continuation or conversion of each Loan and shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (c) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.

SECTION IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Lenders that except as set forth on Exhibit C attached hereto:

4.1 Organization; Qualification; Business.

(a) Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction (all of which are listed on Exhibit C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Since the date of the Initial Financial Statements, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

4.2 Corporate Authority; No Conflicts. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby are within the corporate power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the charter documents or by-laws of the Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower, except in favor of the Agent and the Lenders.

4.3 Valid Obligations. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Security Documents have effectively created in favor of the Agent and the Lenders legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests.

4.4 Consents or Approvals. The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person, except under or as contemplated by the Security Documents or filings required of the Parent pursuant to any securities laws.

4.5 Title to Properties; Absence of Encumbrances. Each of the Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, and good and valid leasehold title to all of the properties, assets and rights of every name and nature now purported to be leased by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statements (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that might cause a Material Adverse Effect. All leases under which Borrower or its Subsidiaries is the lessor or lessee are in full force and effect and there are no existing defaults or events that with the giving of notice or passage of time or both could ripen into defaults by either party thereunder which would have a Material Adverse Effect. No third parties possess any rights with respect to any of Borrower’s or its Subsidiaries owned or leased properties, the exercise of which would have a Material Adverse Effect. All real property owned or leased by the Borrower is described in Exhibit C hereto.

4.6 Financial Statements; Indebtedness.

(a) The Borrower has furnished to the Lenders the Parent’s consolidated balance sheet as of December 31, 2011 and its consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified without qualification by the Borrower’s Accountants. The Borrower has also furnished to the Lenders the Parent’s unaudited consolidated balance sheet as of September 30, 2012 and its unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three (3) months then ended (the “Initial Financial Statements”), certified by the principal financial officer of the Parent, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Parent and its Subsidiaries as of such dates and the results of the operations of the Parent and its Subsidiaries for such periods. The Borrower has also furnished to the Lenders the Parent’s pro forma consolidated balance sheet as of the Closing Date and projections of its future consolidated results of operations, all of which were reasonable when made and continue to be reasonable at the date hereof.

(b) At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statements or on Exhibit C hereto.

4.7 Changes. Since the date of the most recent financial statements delivered to the Agent pursuant to Sections 4.6(a) or 5.1, there have been no changes in the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent or any of its Subsidiaries, other than changes in the ordinary course of business, the effect of which has not, in the aggregate, caused a Material Adverse Effect.

4.8 Solvency. The Borrower has and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; the Borrower was not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower will not be insolvent.

4.9 Defaults. As of the date of this Agreement, no Default exists.

4.10 Taxes. The Parent and each Subsidiary has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Parent and each Subsidiary have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such taxes, assessments or charges. All such contests at the date hereof are described on Exhibit C hereto. The Parent and its Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities. The federal and state income tax returns of the Parent and each Subsidiary have not been audited or otherwise examined by any federal or state taxing authority. The Parent and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

4.11 Litigation. There is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower’s or any Subsidiary’s officers, threatened, against the Parent, the Borrower or any of their Subsidiaries that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Parent, the Borrower or any of their Subsidiaries, or may reasonably be expected to have a Material Adverse Effect.

4.12 Subsidiaries. All the Subsidiaries of the Borrower are listed on Exhibit C hereto, with any Special Purpose Subsidiaries being separately designated as such. The Borrower or a Subsidiary of the Borrower is the owner, free and clear of all Encumbrances, of all of the issued and outstanding stock or other equity interest of each Subsidiary. All shares of such stock or other equity interest have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

4.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

4.14 Compliance. The Borrower has all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities (including without limitation Environmental Laws) or the rights of others, except to the extent that any such violation would not have a Material Adverse Effect. The Borrower and each Subsidiary are duly authorized, qualified and licensed under, and the Borrower, each Subsidiary and all real properties owned or leased by them are in compliance with, all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a Material Adverse Effect. The Borrower and each Subsidiary have performed all obligations required to be performed by it under, and is not in default under or in violation of, its Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any Material Adverse Effect.

4.15 ERISA. The Parent and each of its ERISA Affiliates are in compliance in all material respects with ERISA and the provisions of the Code applicable to the Plans; neither the Parent nor any of its ERISA Affiliates have engaged in a Prohibited Transaction which would subject the Parent, any of its ERISA Affiliates or any Plan to a material tax or penalty imposed on a Prohibited Transaction; no Plan has incurred any “accumulated funding deficiency” (as defined in ERISA); except as set forth in the Initial Financial Statements, the aggregate fair market value of all assets of the Plans which are single-employer plans is at least equal to the aggregate present value of all accrued benefits under such Plans, both as determined in the most recent actuarial reports for such Plans using the actuarial assumptions used for funding purposes therein; neither the Parent nor any of its ERISA Affiliates has incurred any liability to the PBGC over and above premiums required by law; and neither the Parent nor any of its ERISA Affiliates has terminated any Plan in a manner which could result in the imposition of a lien on the property of the Parent, the Borrower or any of their ERISA Affiliates.

4.16 Environmental Matters.

(a) The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations and have made all filings, registrations and other submittals which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a Material Adverse Effect.

(b) No written notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws, or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned, leased or used by the Borrower or any of its Subsidiaries or any other location to which Hazardous Materials from such property had been transported or which they have been disposed of.

(c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or, to the best of the Borrower’s knowledge, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

(d) There are no Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Borrower’s knowledge, are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

4.17 Restrictions on the Borrower. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, cause a Material Adverse Effect.

4.18 Labor Relations. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of their Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries.

4.19 Trade Relations. There exists no actual or, to the best knowledge of the Borrower, threatened termination, cancellation or limitation of, or any material modification or change in, the business relationship between the Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases, individually or in the aggregate, are material to the business of the Borrower and its Subsidiaries, taken as a whole, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect.

4.20 Margin Rules. The Borrower does not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

4.21 Anti-Terrorism Laws.

(a) Neither the Borrower nor any Subsidiary of the Borrower is subject to (i) sanctions of the United States government; (ii) in violation of any Laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”) and the Patriot Act; or (iii) any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(b) Neither the Borrower nor any Subsidiary of the Borrower is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other Executive Orders.

(c) Neither the Borrower nor any Subsidiary of the Borrower has knowingly (i) conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) dealt in, or otherwise engaged in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

4.22 Bank Accounts. Exhibit C hereto contains a complete and correct list of the names and locations of all banks in which the Parent and its Subsidiaries have accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

4.23 Disclosure. No representation or warranty made by the Borrower in any Loan Document and no document or information furnished to the Lenders by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein taken as a whole not misleading in light of the circumstances in which they are made.

SECTION V

AFFIRMATIVE COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lenders have any obligation to make any Loan hereunder:

5.1 Financial Statements. The Borrower shall furnish to the Lenders:

(a) as soon as available to the Borrower, but in any event within ninety (90) days after the end of each fiscal year, the Parent’s consolidated balance sheet as of the end of and related consolidated statements of income, retained earnings and cash flow for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower’s Accountants; and, concurrently with such financial statements, a copy of the Borrower’s Accountants’ management report and a written statement by the Borrower’s Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

(b) as soon as available to the Borrower, but in any event within forty five (45) days after the end of each quarter, the Parent’s consolidated balance sheet as of the end of, and related consolidated statements of income, retained earnings and cash flow for, the quarter then ended and portion of the year then ended, certified by a Responsible Officer of the Parent and the Borrower, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(c) as soon as available to the Borrower, but in any event within thirty (30) days after the end of each month, the Parent’s consolidated balance sheet as of the end of, and related consolidated statements of income, retained earnings and cash flow for, the month then ended and the portion of the year then ended, prepared in accordance with GAAP and certified by a Responsible Officer of the Parent and the Borrower, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(d) concurrently with the delivery of the financial statements pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of Exhibit D hereto signed on behalf of the Parent and the Borrower by a Responsible Officer;

(e) as soon as available, but in any event within ten (10) Business Days after the end of each month or more frequently as the Agent may elect, a Borrowing Base Report, together with such other information regarding Eligible Leases as the Agent may require;

(f) within ten (10) Business Days after request by the Agent, but not more often than monthly absent a Default, Receivables and accounts payable aging reports in form satisfactory to the Agent;

(g) within ten (10) Business Days after request by the Agent, but not more often than annually absent a Default, a report detailing each Lease, account debtor, Dealer and other vendors of the Borrower and its Subsidiaries,

(h) within thirty (30) days after the first day of each fiscal year, the Parent’s and Borrower’s projections for such fiscal year, prepared on a monthly basis and including consolidated balance sheets, statements of income, retained earnings and cash flows and credit line availability and assumptions made in connection with each of the foregoing;

(i) promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Parent or Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Parent or Borrower made by such accountants;

(j) when filed with the Securities and Exchange Commission (or on the next Business Day if filed after the close of business of the Agent), copies of all 10-K’s, 10-Q’s, 8-K’s, proxy statements and any other financial statements and reports as the Parent or Borrower may file with the Securities and Exchange Commission or any other Governmental Authority or send to Parent’s stockholders;

(k) at least thirty (30) days prior to the date any amendments or modifications are made to the agreements and other instruments evidencing Indebtedness for borrowed money of the Borrower (other than Obligations) which is not Subordinated Debt, notification setting forth in detail the proposed amendments or modifications; and

(l) from time to time, such other financial data and information about the Parent, the Borrower and their Subsidiaries as the Agent or the Lenders may reasonably request.

5.2 Conduct of Business; Compliance. The Borrower and each of its Subsidiaries shall:

(a) duly observe and comply in all material respects with all material contracts and with all laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities applicable to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of its business;

(b) maintain its existence and remain or engage substantially in the same business as that in which it is now engaged and in no unrelated business; and

(c) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act and similar laws or regulations.

5.3 Maintenance and Insurance.

(a) The Borrower and each of its Subsidiaries shall maintain their properties in good repair, working order and condition as required for the normal conduct of their business.

(b) The Borrower shall maintain, or cause its lessees to maintain, with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as are customarily maintained by similar businesses in the micro leasing industry; provided, that the Borrower may continue to self-insure Equipment in the manner in which it is currently conducting its business; and provided, further, that the Borrower shall (x) not materially change the manner in which it self-insures Equipment without the prior written consent of the Agent; or (y) file with the Agent upon the request of the Agent a detailed list of the insurance then in effect, stating, as applicable, the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof and the properties and risks covered thereby each naming the Agent as “Mortgagee” and “Loss Payee” together with a Lender’s Loss Payable Endorsement; and (z) within forty five (45) days after notice in writing from the Agent, obtain such additional insurance as the Agent may reasonably request including, without limitation, business interruption coverages and general and product liability coverages naming the Agent as an “additional insured”.

5.4 Taxes. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed to secure such tax, assessment or charge.

5.5 Inspection. The Borrower shall permit the Agent, any Lender and their designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and independent accountants, all at the reasonable expense of the Borrower; provided that unless an Event of Default has occurred and is continuing (x) such inspections and visits will not exceed three (3) times per year (however, the parties hereto hereby acknowledge that such inspections and visits are expected to occur only two (2) times per year), (y) the reimbursable expenses payable by the Borrower under this Section 5.5 shall be limited to those incurred by the Agent, and (z) such reimbursable expenses shall not exceed exam fees of $850 per examiner per exam day, plus out-of-pocket expenses. Without limiting the generality of the foregoing, the Borrower will permit periodic reviews (as determined by the Agent) of the books and records of the Borrower and its Subsidiaries to be carried out at the Borrower’s expense by commercial finance examiners (whether employed by the Agent or by third parties) designated by the Agent. The Borrower shall also permit the Agent to arrange for verification of Eligible Lease Receivables, under reasonable procedures, directly with any account debtors or by other methods. The Agent will make commercially reasonable efforts to minimize its examination expenses under this Section 5.5.

5.6 Maintenance of Books and Records. The Borrower and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions in accordance with GAAP and applicable law.

5.7 Use of Proceeds.

(a) The Borrower will use the proceeds of Loans solely to refinance existing Loans, to finance Receivables arising from Eligible Leases, for the working capital needs of the Borrower, to finance Permitted Acquisitions and Permitted Portfolio Acquisitions and for ongoing general corporate purposes and related fees and expenses.

(b) No portion of any Loan shall be used for the “purpose of purchasing or carrying” any “margin stock” or “margin security” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

(c) No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977, as amended.

5.8 Further Assurances. At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Agent to effect the purposes of the Loan Documents.

5.9 Notification Requirements. The Borrower shall furnish to the Agent:

(a) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b) promptly upon becoming aware of any litigation, or of any investigative proceedings by a governmental agency or authority, commenced or threatened against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which, individually or in the aggregate, would or might have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c) promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary which might constitute a Material Adverse Effect.

5.10 Borrower’s Cash Accounts. The Borrower and its Subsidiaries (other than any Special Purpose Subsidiary) will maintain their depository, blocked and disbursement accounts and treasury management relationships with the Agent pursuant to agreements satisfactory to the Agent. Upon request of the Agent, at any time, the Borrower and such Subsidiaries will use their best efforts to obtain account control agreements for the benefit of the Agent and the Lenders from such other banks holding their accounts as the Agent shall specify.

5.11 ERISA Compliance and Reports.

(a) Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a Material Adverse Effect.

(b) With respect to any Plan, the Borrower shall, or shall cause its ERISA Affiliates to, furnish to the Lender promptly (i) as soon as possible and in any event within ten (10) days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or is expected to occur, a statement of a Responsible Officer of the Borrower describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the United States Department of Labor. Promptly after the adoption of any Pension Plan, the Borrower shall notify the Lender of such adoption.

5.12 Environmental Compliance.

(a) The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower’s or any Subsidiary’s business, properties and assets.

(b) If the Borrower or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary alleging a material violation of any Environmental Law requiring the Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment or (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, the Borrower or such Subsidiary shall provide the Agent with a copy of such notice within five (5) days after the Borrower or such Subsidiary’s receipt thereof. Within fifteen (15) days after the Borrower or any Subsidiary has learned of the enactment or promulgation of any Environmental Law which may result in any Material Adverse Effect, the Borrower or such Subsidiary shall provide the Agent with notice thereof.

SECTION VI

FINANCIAL COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lenders have any obligation to make any Loan hereunder:

6.1 Interest Coverage. The Borrower shall not permit the ratio of Consolidated EBIT to Consolidated Interest Expense during any four consecutive fiscal quarters (as determined at the end of each fiscal quarter for the four quarters then ended taken as a single fiscal period) to be less than 1.75:1.00.

6.2 Consolidated Tangible Capital Base. The Borrower shall not permit Consolidated Tangible Capital Base at any time to be less than the greater of (a) ninety percent (90%) of actual Consolidated Tangible Capital Base as of September 30, 2012 and (b) during each fiscal quarter ending after September 30, 2012, an amount equal to (i) the amount of Consolidated Tangible Capital Base required to be maintained as of the end of the preceding fiscal quarter, plus (ii) fifty percent (50%) of Consolidated Net Income for the current fiscal quarter being measured, and plus (iii) one hundred percent (100%) of any equity capital received by the Parent during the current fiscal quarter being measured (for purposes of clause (ii), only positive Consolidated Net Income shall be included and any net losses shall be disregarded).

6.3 Leverage Ratio. The Borrower shall not permit the Leverage Ratio at any time to exceed 3.50 to 1.00.

6.4 Asset Quality. The Borrower shall not at any time permit the amount of Receivables over ninety (90) days past due to exceed eighteen and three quarters percent (18.75%) of Gross Lease Installments.

SECTION VII

NEGATIVE COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lenders have any obligation to make any Loan hereunder:

7.1 Indebtedness. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

(a) Obligations;

(b) Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

(c) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;

(d) current trade liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower or any of its Subsidiaries;

(e) Guarantees permitted under Section 7.2 hereof;

(f) Subordinated Debt; and

(g) Indebtedness assumed in connection with Permitted Acquisitions to the extent permitted by Section 7.8(f)(ii).

7.2 Contingent Liabilities. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on Exhibit C hereto, (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) Guarantees that constitute Subordinated Debt.

7.3 Encumbrances. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Encumbrance of any kind upon or with respect to any of their property or assets, or assign or otherwise convey any right to receive income, including the sale or discount of Receivables with or without recourse, except the following (“Permitted Encumbrances”):

(a) Encumbrances in favor of the Agent or any of the Lenders to secure Obligations;

(b) Encumbrances existing as of the date of this Agreement and disclosed in Exhibit C hereto;

(c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

(d) landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrower’s or a Subsidiary’s business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

(e) judgment liens securing judgments that are fully covered by insurance, and shall not have been in existence for a period longer than ten (10) days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than ten (10) days after the expiration of such stay;

(f) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower’s business;

(g) restrictions under federal and state securities laws regarding the transfer or issuance of securities;

(h) liens constituting a renewal, extension or replacement of any Permitted Encumbrance; or

(i) sales permitted under Section 7.4(c) hereof, provided that no purchaser or other Person involved in such transactions shall receive or retain any Encumbrance on Collateral.

7.4 Merger; Sale or Lease of Assets; Liquidation. Neither the Borrower nor any of its Subsidiaries shall liquidate, merge or consolidate into or with any other person or entity, or sell, lease or otherwise dispose of any assets or properties, other than

(a) the disposition of scrap, waste and obsolete or unusable items and Qualified Investments, in each case in the ordinary course of business;

(b) Permitted Acquisitions;

(c) sales of Leases and related Equipment and Receivables to a Special Purpose Subsidiary if all of the following conditions are satisfied:

(i) the Borrower shall have given written notice to the Agent at least thirty (30) days prior to such sale;

(ii) immediately prior to such sale and after giving effect thereto no Default shall have occurred and be continuing;

(iii) the credit quality of the Eligible Receivables after giving effect to such sale shall be at least as good as before giving effect to such sale as determined by the Agent, including, without limitation, by reference to the Credit Scoring System;

(iv) copies of all documents relating to such sale and any other documents or information (financial or otherwise) reasonably requested by the Agent shall have been delivered to the Agent as and when requested;

(v) one hundred percent (100%) of the proceeds of any such sale shall be applied to the repayment of the Obligations; and

(vi) all such sales shall be without recourse to the Borrower and its Subsidiaries.

7.5 Subsidiaries. The Borrower shall not create or acquire any Subsidiary, except a Special Purpose Subsidiary, unless such Subsidiary executes and delivers to the Agent a Subsidiary Guarantee. The Borrower shall not create or acquire any Subsidiary, including a Special Purpose Subsidiary, unless simultaneously with such creation or acquisition, the Borrower pledges to the Agent for the benefit of the Lenders all outstanding capital of such Subsidiary and delivers to the Agent all stock certificates therefore. The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto, other than to the Borrower, which shall be pledged to the Agent for the benefit of the Lenders. Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any consensual Encumbrances or restrictions on the ability of any Subsidiary to pay dividends or make any other distributions on its equity interests held by the Borrower or pay any Indebtedness owed to the Borrower or any Subsidiary or to make loans or advances or transfer any of its assets to the Borrower or any other Subsidiary.

7.6 Restricted Payments. Neither the Borrower nor any of its Subsidiaries shall pay, make, declare or authorize any Restricted Payment other than:

(a) compensation paid to employees, officers and directors in the ordinary course of business and consistent with past practices, including without limitation severance pay and bonuses approved by the Parent’s Board of Directors;

(b) dividends payable solely in common stock;

(c) dividends paid by any Subsidiary to the Borrower; and

(d) cash dividends paid by the Borrower to the Parent for distribution within fifteen (15) days to Parent’s shareholders, not to exceed, in the aggregate in any fiscal year, an amount equal to fifty percent (50%) of Consolidated Net Income for the immediately preceding fiscal year, provided that both at the time such cash dividend is declared and paid, and after giving effect to the payment thereof, no Default shall have occurred and be continuing.

7.7 Payments on Subordinated Debt. The Borrower shall not make any payment or prepayment of principal of, or interest on or any other payment in respect of, Subordinated Debt, except to the extent permitted by the agreement between the Agent and the holders of the Subordinated Debt establishing the terms of subordination.

7.8 Investments; Purchases of Assets. Neither the Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

(a) Investments existing on the date hereof in Subsidiaries;

(b) Qualified Investments;

(c) Capital Expenditures;

(d) purchases of Equipment, Leases and inventory in the ordinary course of business;

(e) normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(f) the purchase of all or substantially all of the assets or outstanding equity securities of any other Person or the merger or consolidation of any other Person with or into the Borrower or a Subsidiary of the Borrower, in each case if all of the following conditions are satisfied (a “Permitted Acquisition”):

(i) if the proposed transaction involves a merger or consolidation, upon the completion of such merger or consolidation the surviving party shall be the Borrower or a wholly-owned Subsidiary of the Borrower;

(ii) the total consideration (including assumed Indebtedness) paid by the Borrower in connection with all Permitted Acquisitions shall not exceed $10,000,000 in any fiscal year and, during the term hereof, shall not exceed $30,000,000 in the aggregate;

(iii) the assets, business or Person acquired in any Permitted Acquisition must be in the same or a substantially similar line of business as that of the Borrower;

(iv) both immediately before and immediately after the consummation of any Permitted Acquisition no Default shall have occurred and be continuing;

(v) if total consideration for the proposed acquisition is greater than or equal to $5,000,000, the Borrower shall have delivered to the Agent and the Lenders historical financials of the proposed target and projections of consolidated cash flows prepared on a monthly basis for the Parent and its Subsidiaries for the twelve (12) month period after the proposed acquisition, both with and without giving effect to the proposed acquisition, and such projections shall demonstrate to the reasonable satisfaction of the Agent that consolidated cash flows of the Parent and its Subsidiaries for the twelve (12) month period after the proposed acquisition will be greater than the consolidated cash flows of the Parent and its Subsidiaries for the twelve (12) month period prior to when the proposed acquisition is consummated;

(vi) if total consideration for the proposed acquisition is greater than or equal to $5,000,000, the Borrower shall have delivered to the Agent and the Lenders pro forma calculations giving effect to the proposed acquisition demonstrating to the reasonable satisfaction of the Agent the Borrower’s compliance with the covenants set forth in Section VI for the four (4) fiscal quarters following the proposed acquisition;

(vii) immediately after consummation of each Permitted Acquisition, the Borrowing Base shall exceed Total Outstandings by at least $7,500,000;

(viii) the proposed transaction is accomplished by mutual agreement between the Borrower and the Person to be acquired or whose assets or business is to be acquired and not as a result of a tender offer or other type of so-called “hostile takeover” transaction; and

(ix) the proposed transaction is not a purchase of a portfolio of Leases, related Equipment and Receivables (and no other assets) from any other Person;

provided, however, no Leases or Equipment acquired as part of a Permitted Acquisition for which total consideration is greater than or equal to $5,000,000 shall constitute Eligible Leases or Eligible Equipment unless such Leases and Equipment have been approved by the Majority Lenders (such approval not to be unreasonably withheld), which approval, or denial thereof, shall be notified to the Borrower by the Agent in writing within fifteen (15) Business Days after all of the conditions set forth in this Section 7.8(f) have been satisfied; and

(g) the purchase of a portfolio of Leases, related Equipment and Receivables (and no other assets) from any other Person if all of the following conditions are satisfied (a “Permitted Portfolio Acquisition”):

(i) the total consideration (which shall not include any assumed Indebtedness or any other pre-closing liabilities) paid by the Borrower in connection with all Permitted Portfolio Acquisitions shall not exceed $15,000,000 in any fiscal year;

(ii) the assets acquired in any Permitted Portfolio Acquisition must be in the same or a substantially similar line of business as that of the Borrower;

(iii) both immediately before and immediately after the consummation of any Permitted Portfolio Acquisition no Default shall have occurred and be continuing;

(iv) the proposed purchase is not a Permitted Acquisition;

(v) if total consideration for the proposed purchase is greater than or equal to $7,500,000, the Borrower shall have delivered to the Agent and the Lenders historical financials of the proposed seller (or such seller’s assets, being acquired, to the extent available) and projections of consolidated cash flows prepared on a monthly basis for the Parent and its Subsidiaries for the twelve (12) month period after the proposed purchase, both with and without giving effect to the proposed purchase, and such projections shall demonstrate to the reasonable satisfaction of the Agent that consolidated cash flows of the Parent and its Subsidiaries for the twelve (12) month period after the proposed purchase will be greater than the consolidated cash flows of the Parent and its Subsidiaries for the twelve (12) month period prior to when the proposed acquisition is consummated;

(vi) if total consideration for the proposed purchase is greater than or equal to $7,500,000, the Borrower shall have delivered to the Agent and the Lenders pro forma calculations giving effect to the proposed purchase demonstrating to the reasonable satisfaction of the Agent the Borrower’s compliance with (x) the covenants set forth in Section VI for the four (4) fiscal quarters following the proposed purchase and (y) the condition set forth in clause (vii) below;

(vii) immediately after giving effect to each Permitted Portfolio Acquisition, the Borrowing Base shall exceed Total Outstandings by at least $7,500,000; and

(viii) the proposed transaction is accomplished by mutual agreement between the Borrower and the Person whose assets are to be purchased and not as a result of a tender offer or other type of so-called “hostile takeover” transaction;

provided, however, no Leases or Equipment purchased as part of a Permitted Portfolio Acquisition for which total consideration is greater than or equal to $7,500,000 shall constitute Eligible Leases or Eligible Equipment unless such Leases and Equipment have been approved by the Majority Lenders (such approval not to be unreasonably withheld), which approval, or denial thereof, shall be notified to the Borrower by the Agent in writing within fifteen (15) Business Days after all of the conditions set forth in this Section 7.8(g) have been satisfied.

7.9 ERISA Compliance. Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a Material Adverse Effect, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

7.10 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate, (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices and (iii) sales permitted under Section 7.4(c). Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

7.11 Fiscal Year. The Borrower and its Subsidiaries shall not change their fiscal years without the prior written consent of the Agent.

7.12 Underwriting Procedures. The Borrower shall not make any material change in its underwriting and credit approval standards or procedures or the Credit Scoring System without the prior written consent of the Majority Lenders.

7.13 Anti-Terrorism Laws Compliance. Neither the Borrower nor any Subsidiary of the Borrower shall knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

SECTION VIII

DEFAULTS

8.1 Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

(a) the Borrower shall fail to pay any principal of any Loan or any interest, fees or other amounts owing under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or

(b) the Borrower or any Subsidiary shall fail to perform or comply with any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2(b), 5.2(c), 5.5, 5.6, 5.7, 5.9, VI and VII of this Agreement and 3.8 and 3.9 of the Borrower Security Agreement; or

(c) the Borrower or any Subsidiary shall fail to perform or comply with any term, covenant or agreement applicable to them (other than as specified in subsections 8.1(a) or (b) hereof) contained in this Agreement or any other Loan Document and such default shall continue for thirty (30) days; or

(d) any representation or warranty of the Borrower made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false or incomplete in any material respect upon the date when made or deemed to have been made; or

(e) there shall occur a cessation of a substantial part of the business of the Borrower or its Subsidiaries for a period which materially adversely affects Borrower’s or its Subsidiaries’ capacity to continue their business on a profitable basis; or the Borrower or any of its Subsidiaries shall suffer the loss or revocation of any material license or permit now held or hereafter acquired which is necessary to the continued or lawful operation of their business; or any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of its business; or

(f) the Borrower or any of its Subsidiaries shall (i) fail to pay when due (after any applicable period of grace) any amount payable under any Indebtedness exceeding $200,000 in principal amount or under any agreement for the use of real or personal property requiring aggregate payments in excess of $100,000 in any twelve (12) month period, or (ii) fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property, the result of which failure under this clause (ii) is to permit the holder of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity or to permit the other party to such agreement for the use of real or personal property to terminate such agreement; or

(g) any of the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced against any of the Borrower or any of its Subsidiaries, without the application or consent of such Borrower or such Subsidiary in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, against such Borrower or Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of any of the Borrower or any Subsidiary similar to any of the foregoing shall be taken with respect to any of the Borrower or such Subsidiary and shall continue unstayed and in effect for a period of sixty (60) days; or

(i) a judgment or order for the payment of money shall be entered against any of the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower or any Subsidiary, that in the aggregate exceeds $250,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $100,000 in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days; or

(j) the Borrower or any ERISA Affiliate shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Plan under Title

IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, such Borrower or the ERISA Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one (1) or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Encumbrance in favor of the Lender created under any of the Loan Documents shall at any time (other than by reason of the Lender relinquishing such Encumbrance) cease in any material respect to constitute a valid and, to the extent applicable, perfected Encumbrance on any material portion of the Collateral; or

(l) any Change of Control; or

(m) the occurrence of any Material Adverse Effect.

8.2 Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(g) and (h), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Agent or the Majority Lenders and upon the Agent’s declaration:

(a) the obligation of the Lenders to make any further Loans hereunder shall terminate;

(b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(c) the Agent and the Lenders may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Agent and the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Agent exercises remedies under the Security Documents with respect to Collateral, the Agent may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Agent shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

SECTION IX

ASSIGNMENT AND PARTICIPATION

9.1 Assignment.

(a) Each Lender shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Loans in an amount equal to or greater than $5,000,000 to other Lenders or to banks or financial institutions reasonably acceptable to the Agent (each an “Assignee”) and to furnish from time to time to prospective Assignees copies of the Loan Documents and any information concerning the Borrower in its possession, provided that any Lender which proposes to assign less than its total Commitment must retain a Commitment of at least $10,000,000, and provided, further, that if no Default or Event of Default shall have occurred and be continuing pursuant to Sections 8.1(g) or 8.1(h), each Assignee which is not a Lender, an Affiliate of a Lender or a Federal Reserve Bank shall be subject to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed). Each Assignee shall execute and deliver to the Agent and the Borrower a counterpart joinder in the form of Exhibit E hereto and shall pay to the Agent, solely for the account of the Agent, an assignment fee of $3,500, provided that no such payment shall be required whenever the Agent is the assigning Lender, and provided, further, that the Borrower shall not be responsible for any costs or fees incurred by an assignor Lender or an Assignee in connection with any such assignment or participation. Upon the execution and delivery of such counterpart joinder, (a) such Assignee shall, on the date and to the extent provided in such counterpart joinder, become a “Lender” party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a “Lender” with a Commitment as set forth in such counterpart joinder, and the transferor Lender shall, on the date and to the extent provided in such counterpart joinder, be released prospectively from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such transferor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 11.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds any Notes, shall promptly surrender such Notes to the Agent for cancellation and delivery to the Borrower, provided that if the assigning Lender has retained any Commitment, the Borrower shall execute and deliver to the Agent for delivery to such assigning Lender a new Note in the amount of the assigning Lender’s retained Commitment; (c) the Borrower shall issue to such Assignee a Note in the amount of such Assignee’s Commitment dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of Exhibit A; (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lender hereunder; and (e) the Borrower shall take such action as the Agent may reasonably request to perfect any security interests or mortgages in favor of the Lenders, including any Assignee which becomes a party to this Agreement.

(b) If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States of America or any state thereof, such Assignee shall execute and deliver to the Borrower, simultaneously with or prior to such Assignee’s execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form W-8ECI or W-8BEN (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United States Federal Withholding Tax on all interest payments hereunder and all fees payable pursuant to any of the Loan Documents. The Borrower shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished one of the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from (i) a condition or event affecting the Borrower or an act or failure to act of the Borrower or (ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring (x) after the date on which any such Assignee executes and delivers the counterpart joinder, or (y) after the date such Assignee shall otherwise comply with the provisions of Section 9.1(a), or (z) after the date a Participant is granted its participation.

(c) Any Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or any enforcement thereof shall release such Lender from its obligations under any of the Loan Documents.

(d) Notwithstanding the above, no assignments shall be made pursuant to this Section 9.1 to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 9.1(d).

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) in an aggregate amount sufficient, upon distribution thereof, to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Lender’s full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs).

9.2 Participations. Each Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one (1) or more banks or other financial institutions (other than a Defaulting Lender) (each a “Participant”) in all or any part of any Loans owing to such Lender and the Note held by such Lender, and shall have the right to furnish from time to time to prospective Participants copies of the Loan Documents and any information concerning the Borrower in its possession. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such Participant, such Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or Unused Fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or Unused Fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of such Lender hereunder, or (d) except as otherwise permitted or required hereunder, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the Total Commitment hereunder or otherwise alter the substantive terms of this Agreement. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Note for all purposes under this Agreement and the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

SECTION X

THE AGENT

10.1 Appointment of Agent; Powers and Immunities.

(a) Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents and to execute the Loan Documents (other than this Agreement) and all other instruments relating thereto. Each Lender irrevocably authorizes the Agent to take such action on behalf of each of the Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender except those expressly set forth in this Agreement.

(b) Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, neither the Agent nor any of its Affiliates shall be responsible to the Lenders for or have any duty to ascertain, inquire into or verify: (i) any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any other Person whether contained herein or otherwise; (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein; (iii) any failure by the Borrower or any of its Subsidiaries or any other Person to perform its obligations under any of the Loan Documents; (iv) the satisfaction of any conditions specified in Section III hereof, other than receipt of the documents, certificates and opinions specified in Section 3.1(a) hereof; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders therein; or (vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Agent in the Collateral.

(c) The Agent may employ agents, attorneys and other experts, shall not be responsible to any Lender for the negligence or misconduct of any such agents, attorneys or experts selected by it with reasonable care and shall not be liable to any Lender for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such agents, attorneys and other experts. Sovereign, in its separate capacity as a Lender shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and Sovereign and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

10.2 Actions by Agent.

(a) The Agent shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes.

(b) Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise such rights of the Agent and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Agent and the Lenders therein and under the Loan Documents. In addition, the Agent may, without the consent of the Lenders, if no Event of Default has occurred and is continuing, release Collateral valued by the Agent, in its sole discretion, of not more than $500,000 in any fiscal year.

(c) Neither the Agent nor any of its directors, officers, employees or agents shall incur any liability by acting in reliance on any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by any of them to be genuine or to be signed by the proper party or parties.

(d) Agent may, and the Borrower hereby authorizes the Agent to, include references to the Borrower and its Subsidiaries, and utilize any logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries (subject to the Borrower’s prior review and written consent, which shall not be unreasonably withheld or delayed) in connection with any advertising, promotion or marketing undertaken by the Agent.

10.3 Indemnification by Lenders. Without limiting the obligations of the Borrower hereunder or under any other Loan Document, the Lenders agree to indemnify the Agent, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of the Agent.

10.4 Reimbursement. Without limiting the provisions of Section 10.3, the Lenders and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent refund to the Agent the sum paid to that Person. If the Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

10.5 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies the Agent’s entry into the Security Documents for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Agent’s Encumbrances upon the Collateral, for its benefit and the ratable benefit of the Lenders. The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Encumbrance granted to or held by the Agent upon any Collateral (i) upon termination of all Commitments and payment and satisfaction of all Obligations, (ii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default, (iii) if approved, authorized or ratified in writing by the Agent at the direction of the Lenders or (iv) as otherwise provided in the other Loan Documents. Upon request by the Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. The Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the

Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Encumbrances granted to the Agent pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to the Agent in this Section 10.5 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given the Agent’s own interest in the Collateral as a Lender and that the Agent shall have no duty or liability whatsoever to any Lender.

10.6 Non-Reliance on Agent and Other Lenders. Each Lender represents that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decision in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or by any other Person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning any Person which may come into the possession of the Agent or any of its affiliates. Each Lender shall have access to all documents relating to the Agent’s performance of its duties hereunder at such Lender’s request. Unless any Lender shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 11.7(b) are applicable and other than actions which constitute gross negligence or willful misconduct by the Agent), such Lender shall conclusively be presumed to have approved the same.

10.7 Resignation of Agent. The Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to the Borrower and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be reasonably acceptable to the Borrower and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION XI

GENERAL

11.1 Notices.

(a) Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or five (5) days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

If to the Borrower, at

TimePayment Corp.

c/o MicroFinancial Incorporated

16 New England Executive Park, Suite 200

Burlington, Massachusetts 01803

Attention: Richard F. Latour and

       James R. Jackson, Jr.

Facsimile: (781) 994-4710

with a copy (which shall not constitute notice) to:

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attention: Gerald P. Hendrick, Esq.

Facsimile: (617) 227-4420

If to the Agent or Sovereign, at

Sovereign Bank, N.A.

75 State Street

MA1-SST-04-08

Boston, Massachusetts 02109

Attention: Jeffrey G. Millman, Senior Vice President

Facsimile: (617) 346-7330

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square Boston, Massachusetts 02109

Attention: William A. Levine, Esq.

Facsimile: (617) 338-2880

If to any other Lender, to its address set forth on Schedule 1 attached hereto;

or at any other address specified by such party in writing.

(b) Each Loan Party agrees that the Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on DebtX or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its related parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of communications through the Platform.

11.2 Expenses. Whether or not the transactions contemplated herein shall be consummated, the Borrower promises to reimburse the Agent on demand for all reasonable costs and expenses incurred or expended in connection with the preparation, filing or recording, interpretation or administration of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof. The Borrower further promises to reimburse the Agent (and after the occurrence and during the continuation of a Default, the Lenders) for all reasonable costs and expenses incurred or expended in connection with the enforcement of any Obligations, the exercise, preservation or enforcement of any rights, remedies or options of the Agent or the Lenders or the satisfaction of any Obligations, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, including, without limitation, fees and disbursements of outside legal counsel and the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; any fees, charges (including the Agent’s per diem charges) or expenses relating to any inspections, appraisals or examinations conducted in connection with the Loans or any Collateral; and all costs and expenses relating to any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any Collateral. The amount of all such costs and expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans and shall be an Obligation secured by the Collateral.

11.3 Indemnification by Borrower. The Borrower agrees to indemnify and hold harmless the Agent and the Lenders, as well as their respective shareholders, directors, officers, agents, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefor, the Lenders shall select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Agent (the Agent agrees that Edwards Wildman Palmer LLP shall be satisfactory to the Agent). The Borrower authorizes the Agent and the Lenders to charge any deposit account or Note Record which they may maintain with any of them for any of the foregoing. The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

11.4 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans as herein contemplated and the termination of all Commitments, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or any Lender has any obligation to make any Loans hereunder. Notwithstanding the foregoing, the provisions of Sections 11.2 and 11.3 shall continue in full force and effect after the payment in full of all Obligations. All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or the other Loan Documents or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

11.5 Set-Off. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of any Lender or any of its branch offices to the Borrower and any property of any of the Borrower now or hereafter in the possession, custody, safekeeping or control of any Lender or in transit to any Lender may, at any time and from time to time, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set-off, appropriated and applied by such Lender against any and all Obligations of the Borrower in such manner as the head office of such Lender or any of its branch offices in its sole discretion may determine, and the Borrower hereby grants each such Lender a continuing security interest in such deposits, balances, other sums and property for the payment and performance of all such Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each Lender will provide prompt notice to the Borrower of any set-off hereunder.

11.6 No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Agent or the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

11.7 Amendments, Waivers, etc.

(a) Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Agent on behalf of the Lenders or, as the case may be, by the Lenders, and also, in the case of amendments, by the Borrower.

(b) Except where this Agreement or any of the other Loan Documents authorizes or permits the Agent to act alone or requires the automatic release of the Lenders’ Encumbrances on Collateral and except as otherwise expressly provided in this Section 11.7(b), any action to be taken (including the giving of notice) by the Lenders may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by the Borrower or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Majority Lenders; provided, however, that no such amendment, consent or waiver shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or waive or excuse any payment thereof, or reduce the rate of interest thereon, or reduce any premium or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest (or premium, if any) thereon or any fees payable hereunder, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) amend this Section 11.7(b) or change the definition of “Majority Lenders” or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents, without the written consent of each Lender, (v) change the definition of “Borrowing Base” set forth in Section 1.1, amend Section 2.1(a) or waive the limitations set forth in Section 2.1(a), without the consent of each Lender, (vi) release any Collateral, except as provided in Section 10.2(b) or as expressly set forth in any other Loan Document, or amend Sections 2.5 or 2.6 hereof, without the consent of each Lender, or (vii) amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the written consent of the Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder.

11.9 Lost Note, Etc. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

11.10 Captions; Counterparts. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

11.11 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements (including the outline of general terms of the financing arrangement dated November 1, 2012 between Agent and the

Borrower) with respect to the subject matter hereof, except for the letter agreement dated December 21, 2012, between the Borrower and the Agent with respect to fees payable to the Agent, which letter agreement shall continue in full force and effect and shall not be superseded by any of the Loan Documents.

11.12 Waiver of Jury Trial. THE BORROWER AND EACH OF THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND EACH OF THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.13 Governing Law; Jurisdiction; Venue. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN SUFFOLK COUNTY IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE BORROWER’S ADDRESS SET FORTH HEREIN. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 11.13 AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.14 Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

[Remainder of page intentionally left blank.

The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Credit Agreement under seal as of the date first above written.

TIMEPAYMENT CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SOVEREIGN BANK, N.A., Individually and as Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BERKSHIRE BANK

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

COMMERCE BANK & TRUST COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

PEOPLE’S UNITED BANK

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BMO HARRIS BANK N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1

COMMITMENTS OF THE LENDERS

Lender	Commitment	Commitment Percentage

Sovereign Bank, N.A.	$35,000,000	23 1/3%

People’s United Bank One Conant Street Danvers, MA 01923 Attn: Mary E. McLemore Fax: (978) 774-7893	$30,000,000	20%

BMO Harris Bank N.A. 111 W Monroe Street Chicago, IL 60603 Attn: Catherine Blaesing Fax: (312) 765-8353	$25,000,000	16 2/3%

Wells Fargo Bank, N.A. 300 Commercial Street Boston, MA 02109 Attn: Patricia Farrell Fax: (855) 812-2199	$25,000,000	16 2/3%

Berkshire Bank 150 Presidential Way, Suite 210 Woburn, MA 01801 Attn: C. Lee Willingham Fax: (781) 933-0409	$20,000,000	13 1/3%

Commerce Bank & Trust Company 386 Main Street Worcester, MA 01608 Attn: David J. Costello Fax: (508) 797-6933	$15,000,000	10%

Total:	$150,000,000	100%